Exhibit 10.1

AMENDMENT 4 TO ACQUISITION AGREEMENT

This Amendment 4 to Acquisition Agreement (this “Amendment”), dated August 13th, 2021 is entered into by and among China United Insurance Service, Inc., a company with limited liability incorporated under the laws of Delaware (“CUIS”), Action Holdings Financial Limited, a company with limited liability incorporated under the laws of British Virgin Islands (“AHFL”) and a wholly-owned subsidiary of CUIS and Mr. LI CHWAN HAU, a Taiwan citizen with Taiwan ID No: ***, the shareholder of Genius Holdings Financial Limited (“GHFL”) (the “Selling Shareholder”).

CUIS and the Selling Shareholder are collectively referred to as the “Parties” and each a “Party” under this Amendment.

WHEREAS, the Parties entered into the Acquisition Agreement on February 13, 2015 (the “Agreement”), pursuant to which CUIS approved the Acquisition with GHFL becoming a direct wholly owned Subsidiary of AHFL as a result of the Acquisition and approved the granting of the Put Option.

WHEREAS, On February 22, 2015, the Company and AHFL entered into an Amendment to the Agreement (the “Amendment”) with Mr. Li, pursuant to which, on the fourth anniversary date of the Section 2.7, if the Guaranteed Price per share is higher than the Average Price per share, then an adjustment may be made by other agreement among the Parties.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to and on the terms and conditions set forth herein, the Parties hereto agree as follows:

The Company shall issue additional 864,463 common shares of the Company to the Selling Shareholder in two months after this amendment being executed. The calculation of such shares is listed as following:

Guaranteed Price per share = [(Average earnings per share of Genius Broker actually distributed for the fiscal years of 2014, 2015, 2016 and 2017) X 10 + (the aggregate earnings per share of Genius Broker actually distributed for the fiscal years of 2014, 2015, 2016 and 2017)] X 2 / 30

Average earnings per share of Genius Broker actually distributed for the fiscal years of 2014, 2015, 2016 and 2017 is $12.5, $11, $12.5 and $14.34 respectively. The aggregate earnings per share of Genius Broker actually distributed for the fiscal years of 2014, 2015, 2016 and 2017 is $50.34. The Average earnings per share of Genius Broker is $12.585. Accordingly, the Guaranteed Price per share is $11.746. [(12.5+11+12.5+14.34)÷4 X 10+50.34] X 2 ÷ 30=11.746

The Average Price per share is $3.4 after mutual discussions between the Company and the selling shareholder.

IN WITNESS WHEREOF the Parties hereto have executed this Amendment as of the day and year first above written.

China United Insurance Service, Inc.

By: /s/ Yi-Hsiao Mao
Yi-Hsiao Mao, Director

Action Holdings Financial Limited

By: /s/ Yi-Hsiao Mao
Yi-Hsiao Mao, Director

Selling Shareholder of GHFL

By: /s/ Chwan-Hau Li
Chwan-Hau Li